Exhibit 10.15

Amendment #1 to Investigator-Initiated Study Agreement

This F Amendment #1 to the Investigator-Initiated Study Agreement(“Amendment #1”) is entered into as of the date of last signature and made effective as of November 15, 2022 (the “Effective Date”) by and between The Cleveland Clinic Foundation (“Institution”), an Ohio non-profit corporation with offices at 9500 Euclid Avenue, Cleveland, Ohio 44195, and BreathTech Corporation (“Company”) a wholly owned subsidiary of Astrotech Corporation with offices at 2028 E. Ben White Blvd. #240-9530, Austin, Texas 78741.

Whereas, Institution and Company (the “Parties”) have entered into an Investigator-Initiated Study Agreement dated March 15, 2021 (the “Agreement”) for services in connection with the a study pursuant to Protocol, “Breath Analysis to Detect Lung Disease (COVID Breath Study)”;

Whereas, the Parties desire to amend the Agreement in order to revise the Study budget.

Now, therefore, in consideration of the premises and of the mutual covenants above, the Parties agree as follows:

1.	Definitions. Unless otherwise specifically defined herein, any term used herein which is defined in the Agreement shall have the meaning assigned to it in the Agreement.

2.	Biological Samples. A new Section 6.9 shall be added to the Agreement and shall state as follows:

6.9          Biological Samples. “Biological Samples” means blood, fluid and/or tissue samples collected for Study purposes from Study subjects as may be set forth in the Protocol, and tangible materials directly or indirectly derived from such samples. If required by the Protocol, Institution and/or Sponsor-Investigator will use all reasonable efforts to provide Company with quantities of Biological Samples as required by the Protocol. Company may use such Biological Samples only as specified in the Protocol, and as permitted in the ICF (defined below) and by applicable law. The Biological Samples shall not be used for research or testing in humans, or for human diagnostic purposes. As human tissue or human materials, the Biological Samples are potentially biohazardous and shall be handled by Company in compliance with applicable safety regulations, including the Occupational Safety and Health Act (“OSHA”) and/or any other applicable laws, rules or regulations. Company acknowledges that the Biological Samples are provided “as is” and without any warranties, express or implied of any kind.

3.	Exhibit B: Exhibit B (“BUDGET AND PAYMENT SCHEDULE”) is hereby deleted in its entirety and replaced with Exhibit B1 as attached hereto.

4.

Miscellaneous. Except as expressly amended, modified, or supplemented by this Amendment #1, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment#1, together with the Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous representations, agreements, understandings, and negotiations with respect thereto. In the event of a conflict between the foregoing, this Amendment #1 shall control. This Amendment #1 (i) may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute a single agreement binding on all Parties, and (ii) will be considered executed by a Party when the signature of such Party is delivered physically or by email or facsimile transmission to the other Party or Parties, as appropriate. The Parties agree that any signature delivered by email or facsimile transmission shall have the same force and effect as an original signature.

Signature Page Follows

Amendment #1	Page 1 of 2

In witness whereof the Parties have entered into this Amendment #1 as of the Effective Date by their duly authorized representatives.

BreathTech Corporation	The Cleveland Clinic Foundation

By:	By:

Name:	Name:	Serpil Erzurum, MD

Title:	Title:	Chair, Lerner Research Institute

Date:	Date:

Amendment #1	Page 2 of 2